Exhibit 99.1


                Capstone Turbine Corporation Announces
             Third Quarter Fiscal 2007 Operating Results

     Revenue of $5.7 Million up 97% from Prior Quarter. Gross Loss
                            Improves to 8%.


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Feb. 9, 2007--Capstone
Turbine Corporation (Nasdaq:CPST) (www.microturbine.com) reported operating results for its third quarter ended December 31, 2006 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2007.

    Financial Summary

    Capstone's backlog at the end of the third quarter was $8.1 million, an increase of 19% from the prior quarter, although decreased over 19% from the prior year comparable quarter. "Notably, orders booked during the third quarter were $5.9 million or 6.2 megawatts exceeding orders for each of the last five quarters," said Darren Jamison, Capstone's President and CEO.

    Revenue for the fiscal 2007 third quarter was $5.7 million, an increase of approximately 97% from the prior quarter and a decrease of approximately 19% from the prior year comparable quarter.

    The reported gross loss for the third quarter was $0.5 million, or 8% of revenue, improved, when compared to $2.8 million, or 39% of revenue from the prior year comparable quarter and $2.3 million, or 79% of revenue from the prior quarter. The improvement in the gross loss and corresponding gross loss percentage reflects higher volume, improved product mix and decreasing manufacturing expense.

    Research and development costs were $2.0 million for the fiscal 2007 third quarter, an improvement of $1.1 million, or 35%, from the prior year comparable quarter and $0.6 million, or 23% from the prior quarter. The improvement was primarily related to reduced payroll, consulting and development hardware costs as well as increased contract recoveries.

    Selling, general and administrative costs were $6.4 million for the fiscal 2007 third quarter, an improvement of $2.6 million, or 29%, from the prior year comparable quarter, of $9.0 million. The decrease from the prior year comparable quarter is primarily attributable to lower marketing, payroll, professional fees and legal settlement costs offset by approximately $0.3 million of increased non-cash stock compensation charges related to the Company's adoption of SFAS 123(R). Selling, general and administrative costs increased $0.3 million, or 5% from the prior quarter. The increase from the prior quarter is due to executive hiring costs and increased facilities costs offset by decreased administrative costs associated with our Annual Shareholders Meeting and Proxy Statement distribution.

    Capstone's net loss was $8.5 million for the fiscal 2007 third quarter, or $0.08 per diluted common share, an improvement of $1.9 million from the $10.4 million loss, or $0.10 per diluted common share, reported for the second quarter of fiscal 2007.

    Cash balances decreased by $13.8 million during the third quarter of fiscal 2007. The cash decrease consisted primarily of the $8.5 million net loss and changes in working capital of $6.1 million. The changes in working capital were primarily the result of higher accounts receivable as a result of the increased sales in the quarter and decreased accounts payable and accrued expenses. As of December 31, 2006, cash and cash equivalents were $25.5 million.

    On January 24, 2007 the company closed its equity offering announced on January 19, 2007, providing net cash proceeds of approximately $42.4 million.

    Conference Call

    The Company will host a conference call today, Friday, February 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor
Relations page on the Company's website: www.microturbine.com.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.


                     CAPSTONE TURBINE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)
                             (Unaudited)
                                                  December
                                                     31,    March 31,
                                                    2006      2006
                                                  --------- ---------
                     ASSETS
Current Assets:
  Cash and cash equivalents                        $25,498   $58,051
  Accounts receivable, net of allowance for
   doubtful accounts and sales returns of $800 at
   December 31, 2006 and $858 at March 31, 2006      4,456     5,869
  Inventories                                       20,188    12,545
  Prepaid expenses and other current assets          1,232     1,050
                                                  --------- ---------
   Total current assets                             51,374    77,515
Property, plant and equipment, net                   6,736     7,816
Non-current portion of inventories                   3,009     3,113
Intangible asset, net and other long-term assets     1,072     1,273
                                                  --------- ---------
   Total                                           $62,191   $89,717
                                                  ========= =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses             $5,976    $8,144
  Accrued salaries and wages                         1,041     1,623
  Accrued warranty reserve                           6,408     6,998
  Deferred revenue                                     993       632
  Current portion of notes payable                      19        19
                                                  --------- ---------
   Total current liabilities                        14,437    17,416
                                                  --------- ---------
Long-term portion of notes payable                      32        47
Other long-term liabilities                            580       626
Stockholders' Equity:
  Preferred stock, $.001 par value; 10,000,000
   shares authorized; none issued                       --        --
  Common stock, $.001 par value; 415,000,000
   shares authorized; 105,302,599 shares issued
   and 104,751,391 shares outstanding at December
   31, 2006; 103,521,829 shares issued and
   102,970,621 shares outstanding at March 31,
   2006                                                104       104
Additional paid-in capital                         576,297   572,787
Accumulated deficit                               (528,746 )(500,542 )
Deferred stock compensation                             --      (208 )
Treasury stock, at cost; 551,208 shares               (513 )    (513 )
                                                  --------- ---------
   Total stockholders' equity                       47,142    71,628
                                                  --------- ---------
   Total                                           $62,191   $89,717
                                                  ========= =========


                     CAPSTONE TURBINE CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                              Three Months Ended   Nine Months Ended
                                 December 31,        December 31,
                              ------------------  -------------------
                               2006      2005       2006      2005
                              -------- ---------  --------- ---------
Revenue                        $5,715    $7,040    $15,227   $16,552
Cost of goods sold (includes
 stock-based compensation of
 $29, $0, $80 and $0, for the
 periods presented,
 respectively)                  6,191     9,793     19,275    23,785
                              -------- ---------  --------- ---------
   Gross loss                    (476 )  (2,753 )   (4,048 )  (7,233 )
Operating expenses:
  Research and development
   (includes stock-based
   compensation of $63, $0,
   $175 and $0, for the
   periods presented,
   respectively)                2,021     3,093      7,419     7,926
  Selling, general and
   administrative (includes
   stock-based compensation
   of $513, $176, $1,779 and
   $753, for the periods
   presented, respectively)     6,366     9,045     18,342    21,570
                              -------- ---------  --------- ---------
   Total operating expenses     8,387    12,138     25,761    29,496
                              -------- ---------  --------- ---------
Loss from operations           (8,863 ) (14,891 )  (29,809 ) (36,729 )
  Interest income                 410       708      1,608     1,481
  Interest expense                 --        (1 )       (2 )     (22 )
  Other income                     --         3          1        27
                              -------- ---------  --------- ---------
Loss before income taxes       (8,453 ) (14,181 )  (28,202 ) (35,243 )
Provision for income taxes         --        --          2         2
                              -------- ---------  --------- ---------
Net loss                      $(8,453 )$(14,181 ) $(28,204 )$(35,245 )
                              ======== =========  ========= =========
Net loss per share of common
 stock -- Basic and Diluted    $(0.08 )  $(0.14 )   $(0.27 )  $(0.39 )
                              ======== =========  ========= =========
Weighted average shares used
 to calculate Basic and
 Diluted net loss per share   103,968   102,341    103,731    90,624
                              ======== =========  ========= =========


    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628